UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

         Kingdon Capital Management, LLC
         152 West 57th Street
         New York, New York 10019

2.  Issuer Name and Ticker or Trading Symbol

         Global Pharmaceutical Corporation (GLPC) (now doing business as Impax Laboratories, Inc. (IPXL))

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    12/99

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    (  ) Director  (X) 10% Owner  (  ) Officer (give title below)
    ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)
           Form filed by One Reporting Person
      X    Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |




                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________


Common                12/15/99           J+                                       1,129,412*+         I            By M. Kingdon
                                                                                                                   Offshore NV**

Common                12/15/99           J+                                         376,471*+         I            By Kingdon
                                                                                                                   Associates,
                                                                                                                   L.P.**

Common                12/15/99           J+                                         376,470*+         I            By Kingdon
                                                                                                                   Partners,
                                                                                                                   L.P.**





---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

                   |             |            |      |     |        |        |         |         |        |            |
                   l             l            l      l     l        l        l         l         l        l            l


|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |


Explanation of Responses:

* The Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

** The Reporting Person has voting or investment control over shares held by these entities.

+ The shares represent securities held by the Reporting Person in Impax Laboratories, Inc. pursuant to a merger of Impax
Pharmaceutical, Inc. into Global Pharmaceutical Corporation

("Global") effective December 15, 1999 and the subsequent name change by Global to Impax Laboratories, Inc.


KINGDON CAPITAL
 MANAGEMENT, LLC

 /s/ Peter J. Cobos          December 30, 1999
__________________________   _________________
Name: Peter J. Cobos
Title: Chief Financial
        Officer

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

                      CONFIRMING STATEMENT

         This Statement confirms that the undersigned, M. Kingdon Offshore NV, has authorized and designated Kingdon Capital Management, LLC to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation. The authority of Kingdon Capital Management, LLC under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation unless earlier revoked in writing. The undersigned acknowledges that Kingdon Capital Management, LLC is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  December 30, 1999

                    M. KINGDON OFFSHORE NV

                    By: Kingdon Capital Management, LLC,
                        Investment Manager

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer

                    CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Kingdon Associates, L.P., has authorized and designated Kingdon Capital Management, LLC to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation. The authority of Kingdon Capital Management, LLC under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation unless earlier revoked in writing. The undersigned acknowledges that Kingdon Capital Management, LLC is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  December 30, 1999

                    KINGDON ASSOCIATES, L.P.

                    By: Kingdon Capital Management, LLC,
                        General Partner

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer

                    CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Kingdon Partners, L.P., has authorized and designated Kingdon Capital Management, LLC to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation. The authority of Kingdon Capital Management, LLC under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Global Pharmaceutical Corporation unless earlier revoked in writing. The undersigned acknowledges that Kingdon Capital Management, LLC is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: December 30, 1999

                    KINGDON PARTNERS, L.P.

                    By: Kingdon Capital Management, LLC,
                        General Partner

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer

                     Joint Filer Information


Name:                   M. Kingdon Offshore NV
                        Kingdon Associates, L.P.
                        Kingdon Partners, L.P.

Address:                c/o Kingdon Capital Management, LLC
                        152 West 57th Street
                        New York, New York 10019

Designated Filer:       Kingdon Capital Management, LLC

Issuer & Ticker
  Symbol:               Global Pharmaceutical Corporation (GLPC)
                        (now doing business as Impax
                        Laboratories, Inc. (IPXL))

Signature:          M. KINGDON OFFSHORE NV

                    By: Kingdon Capital Management, LLC,
                        Investment Manager

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer

                    KINGDON ASSOCIATES, L.P.

                    By: Kingdon Capital Management, LLC,
                        General Partner

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer

                    KINGDON PARTNERS, L.P.

                    By: Kingdon Capital Management, LLC,
                        General Partner

                    /s/ Peter J. Cobos
                    __________________
                    By: Peter J. Cobos
                    Title: Chief Financial Officer




48400002.AO5